EXHIBIT 99.1

Company Contact	Media Contact
Mike Matysik	EVC Group, Inc.
Cardiac Science Corporation	Steve DiMattia
Sr. Vice President and CFO	646-201-5445
425-402-2009
Cardiac Science Announces Settlement of Patent Litigation With Philips
Settlement includes Dismissal of Claims, Mutual Cross License of Lawsuit Patents, and Additional
Licensing Arrangements
BOTHELL, WA — April 26, 2007 — Cardiac Science Corporation (NASDAQ: CSCX) announced today the settlement of its long-standing patent litigation with Philips.
Under the settlement agreement all claims by each side have been dismissed and each side has been granted rights to the respective defibrillation-technology patents of the other side that were a part of the suit. In addition, Cardiac Science has been granted a perpetual, royalty-free, worldwide license to certain other defibrillation patents of Philips not associated with the suit in exchange for a one-time payment of $1 million.
“We believe that settling this dispute and licensing the additional intellectual property will provide greater benefit than continuing to invest in the highly uncertain litigation process,” said John R. Hinson, president and CEO of Cardiac Science.
About Cardiac Science Corporation
Cardiac Science is truly at the heart of saving lives. The Company develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including AEDs, electrocardiographs, stress test systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, patient monitor — defibrillators and cardiology data management systems. Cardiac Science also sells a variety of related products and consumables, and provides a comprehensive portfolio of training, maintenance and support services. The Company is the successor to various entities that have owned and operated cardiology-related businesses that sold products under the trusted brand names Burdick®, Powerheart®, and Quinton®. Cardiac Science is headquartered in Bothell, WA, and also has operations in Lake Forest, California; Deerfield, Wisconsin; Shanghai, China and Manchester, United Kingdom.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward looking statements in this press release include those that imply the settlement of the litigation with Philips and related technology licensing arrangements may result in reduced costs or other benefits in the future. These statements, including their underlying assumptions and inferred benefits, are subject to risks and uncertainties and are not guarantees of future performance. Other risk factors that could cause or contribute to such varying results are described in our annual report for the year ended December 31, 2006, filed with the Securities and Exchange Commission. The statements in this press release speak as of the date of the release, and Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.